Exhibit 10.2

FUNDAMENTAL GLOBAL ASSET MANAGEMENT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of: March 31, 2020

INTERESTS IN THE COMPANY MAY ONLY BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED SUBJECT TO THE LIMITATIONS AND RESTRICTIONS SET FORTH HEREIN AND ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

FUNDAMENTAL GLOBAL ASSET MANAGEMENT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Schedule A	-	Members; Percentage Interests

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FUNDAMENTAL GLOBAL ASSET MANAGEMENT, LLC

lIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) of FUNDAMENTAL GLOBAL ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), is made this March 31, 2020, by and between 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”), and FGI Funds Management, LLC, a Florida limited liability company (“FGI”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article II.

WHEREAS, the Company was organized under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on March 23, 2020 (the “Certificate”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1. Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of the State of Delaware on March 23, 2020. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Board determines that the Company may conduct business. Each Person admitted to the Company as a Member shall promptly execute all relevant certificates and other documents, as the Board shall request.

Section 1.2. Name. The name of the Company is “Fundamental Global Asset Management, LLC” as such name may be modified from time to time by the Board following notice to all Members.

Section 1.3. Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the Act, including without limitation (a) to sponsor, capitalize and provide strategic advice to Underlying Managers in connection with the launch and/or growth of their asset management business and the investment products they sponsor and (b) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions incidental to or necessary or advisable to the carrying out of the foregoing objectives and purposes. All property owned by the Company, real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. PIH and FGI have formed and intend to operate the Company as a joint venture to carry out the business of the Company.

Section 1.4. Location of Principal Place of Business. The location of the principal place of business of the Company shall be 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209 or such other location as may be determined by the Board. In addition, the Company may maintain such other offices as the Board may deem advisable at any other place or places within or without the United States.

Section 1.5. Registered Agent. The registered agent for the Company shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808 or such other registered agent as the Board may, from time to time upon written notice to the Members, designate.

Section 1.6. Term. The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the State of Delaware, and the Company shall remain in existence until terminated in accordance with Article X.

ARTICLE II

DEFINITIONS

“Accounting Period” means, in the case of the initial Accounting Period, the period that begins on the date hereof and ends at the close of business on the first Adjustment Date and, in the case of any subsequent Accounting Period, the period that begins at the opening of business on the day immediately following an Adjustment Date and ends at the close of business on the immediately following Adjustment Date or, in the event that the Company is terminated, such date of termination.

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §18-101 et seq., as amended from time to time (or any succeeding law).

“Additional Member” has the meaning set forth in Section 11.1(a).

“Adjustment Date” means (i) the last day of a Fiscal Year or (ii) any other date that the Board reasonably determines is necessary or appropriate to be an Adjustment Date in order to accurately reflect the economic relationship of the Members.

“Affiliate” means, with respect to a specified Person, any Person directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Board” means the Board of Managers of the Company, formed pursuant to Section 8.2.

“Book Value” means, with respect to any asset of the Company as of any date, such asset’s adjusted basis for Federal income tax purposes as of such date, except as follows: (i) the initial Book Value of any Company asset contributed by a Member to the Company shall be the fair value of such Company asset on the date of such contribution (i.e., its Contribution Value); (ii) on the date immediately preceding the admission of an additional Member to the Company or otherwise in the Tax Matters Partner’s reasonable discretion in accordance with Regulation §1.704-1(b)(2)(iv)(f), the Book Value of each asset of the Company may be adjusted to equal its fair value (as determined by the Board) on such date; and (iii) if the Book Value of an asset has been determined pursuant to clauses (i) or (ii) above, such Book Value shall thereafter be adjusted by the depreciation, cost recovery and amortization attributable to such asset, assuming that the adjusted basis for Federal income tax purposes of such asset was equal to its Book Value determined pursuant to the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3).

“Business Day” means any day on which the NASDAQ is open for regular trading and on which commercial banks in North Carolina and Florida are open for business.

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“Capital Account” means, with respect to each Member, the single and separate account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account shall initially equal the amount of cash initially contributed by such Member to the Company. Throughout the term of the Company, each Member’s Capital Account will be (i) increased by (A) the amount of income and gains of the Company allocated to such Member pursuant to Article IV and (B) the amount of any cash or the Contribution Value of any property subsequently contributed by such Member to the Company and (ii) decreased by (A) the amount of losses and deductions of the Company allocated to such Member pursuant to Article IV and (B) the amount of cash and the Distribution Value of any other property distributed to such Member by the Company pursuant to Article V or Article X.

“Capital Call Notice” has the meaning set forth in Section 3.1(e).

“Capital Contribution” means a contribution to the capital of the Company.

“Capital Income” and “Capital Loss,” respectively, of the Company for any Accounting Period means the Net Income or Net Loss for such Accounting Period that is attributable, in the reasonable determination of the Board, to amounts earned or lost by the Company, as applicable, on capital provided by the Company to a Sponsored Fund on a pro rata basis (not taking into account any Revenue Share Proceeds or any earnings related to any Revenue Share Proceeds that have not been withdrawn by, or distributed to, the Company from a Sponsored Fund or an Underlying Manager) with other investors in such Sponsored Fund based on the Company’s capital in such Sponsored Fund, together with any amounts earned on any Returned Capital while retained by the Company (and reduced by any amounts lost on any Returned Capital while retained by the Company).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Contribution Value” means the fair value of any property (as determined by the Board) (net of liabilities secured by such property that the Company is treated as assuming or taking subject to pursuant to the provisions of section 752 of the Code) contributed or deemed contributed by a Member to the Company.

“Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of Securities or other voting ownership interests, by contract or otherwise. “Controlled” or “Controlling” shall have correlative meanings.

“Distribution Value” means the fair value of a Company asset (as determined by the Board) distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to pursuant to the provisions of section 752 of the Code).

“Fiscal Year” has the meaning set forth in Section 6.3.

“Indemnified Party” has the meaning set forth in Section 8.10(a).

“Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation such Member’s interest in the capital, profits and losses of, and in any distributions from, the Company.

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“Liquidator” has the meaning set forth in Section 10.2(b).

“Manager” means each Person appointed as a Manager pursuant to Section 8.2.

“Member” means each Person listed as a Member on Schedule A hereto, each Person admitted as a substituted Member pursuant to Article IX, each Person admitted as an Additional Member pursuant to Article XI and, with respect to those provisions of this Agreement concerning a Member’s rights to receive a share of profits or other distributions as well as the return of a Member’s Capital Contribution, any Transferee in respect of a Member’s Interest (except that a Transferee who is not admitted as a substituted Member shall have only those rights specified by the Act that are consistent with the terms of this Agreement).

“Net Income” and “Net Loss,” respectively, of the Company for any period means the income or loss of the Company for such period as determined (a) in the case of any income, gain, loss, expense, appreciation or depreciation allocated to the Company by an Underlying Manager or a Sponsored Fund, in the same manner as net income, net profits or net capital appreciation and net expense, net loss or net capital depreciation are determined pursuant to the applicable governing documents of the Underlying Manager or Sponsored Fund and (b) in the case of all other income or loss of the Company, in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its Book Value as of such date, (ii) if any Company asset is distributed in kind to a Member, the difference between its value and its Book Value on the date of such distribution shall be treated as gain or loss to the Company and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its Book Value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“Partnership Representative” has the meaning set forth in Section 8.8(b).

“Percentage Interest” means, with respect to any Member, the percentage set forth opposite such Member’s name on Schedule A hereto under the column headed “Percentage Interest”.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Presumed Applicable Tax Rate” means, with respect to any Fiscal Year and net income or capital gain recognized during such Fiscal Year, the highest effective combined United States federal, state and local income tax rate applicable to net income or capital gain recognized during such Fiscal Year by a natural person residing in North Carolina, taxable at the highest marginal United States Federal income tax rate and the highest marginal North Carolina income tax rates, taking into account the nature of such net income or capital gain and the holding period of the assets the disposition of which gave rise to the capital gain.

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“Presumed Tax Liability” for any Member for any Fiscal Year means an amount equal to the tax liability of such Member with respect to net income and capital gain allocated to such Member with respect to such Fiscal Year assuming such income was taxable at the Presumed Applicable Tax Rates associated with such income and giving effect to the deductions and capital losses allocated to such Member during such Fiscal Year.

“Regulation” means a Treasury Regulation promulgated under the Code.

“Returned Capital” means amounts received by the Company that, in the reasonable determination of the Board, represent a return of capital provided by the Company to a Sponsored Fund or earnings allocated to the Company on a pro rata basis (not taking into account any Revenue Share Proceeds or any earnings related to any Revenue Share Proceeds that have not been withdrawn by, or distributed to, the Company from a Sponsored Fund or an Underlying Manager) with other investors in such Sponsored Fund based on the Company’s capital in such Sponsored Fund, together with any amounts earned on such received amounts while retained by the Company (and reduced by any amounts lost on any such received amounts while retained by the Company).

“Revenue Share Proceeds” means, with respect to an Underlying Manager, amounts paid or distributed to the Company by such Underlying Manager and/or its Affiliates in connection with any profits or other “carried interest” in respect of the relevant Sponsored Fund(s) (including any proceeds received from revenue shares or ownership interests in such Underlying Manager).

“Security” or “Securities” means securities and other financial instruments of United States and foreign entities, including, without limitation, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; interests in equipment (including, without limitation, ships, airplanes, containers, railcars and other leasable equipment), real estate and real estate-related and other assets; royalties and interests in royalties; litigation claims; intellectual property; bonds, notes and debentures (whether subordinated, convertible or otherwise); commodities; currencies; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States, any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

“SF Seed Capital” means the amount of capital required to be contributed, directly or indirectly through an Underlying Manager, to a Sponsored Fund in connection with a Sponsored Fund Transaction.

“SF Seed Capital Contribution” means, with respect to each Sponsored Fund and each Member, the Capital Contributions made to the Company pursuant to Section 3.1(b) to fund the SF Seed Capital requirements of such Sponsored Fund.

“SF Working Capital” means the amount of capital required to be contributed to the Company in connection with a Sponsored Fund Transaction that does not constitute SF Seed Capital, which working capital may be used to acquire interests in an Underlying Manager or to extend a working capital facility to an Underlying Manager in connection with such Sponsored Fund Transaction.

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“SF Working Capital Contribution” means, with respect to any Sponsored Fund Transaction and each Member, the Capital Contributions made to the Company pursuant to Section 3.1(c) to fund the SF Working Capital requirements of the Underlying Manager in connection with such Sponsored Fund Transaction.

“Sponsored Fund” means, with respect to each Underlying Manager, each investment fund, investment vehicle, separately managed account or similar arrangement sponsored by the Underlying Manager in respect of which the Company is, directly or indirectly, entitled to Returned Capital and/or Revenue Share Proceeds.

“Sponsored Fund Transaction” means a transaction pursuant to which the Company, directly or indirectly, provides SF Seed Capital, SF Working Capital and/or strategic assistance to an Underlying Manager in connection with the launch of a Sponsored Fund and/or launch and/or growth of the Underlying Manager’s business in exchange for Returned Capital and/or Revenue Share Proceeds.

“Tax Matters Partner” has the meaning set forth in Section 8.8.

“Transfer,” “Transferee” and “Transferor” have the respective meanings set forth in Section 9.1(a).

“Underlying Manager” means an investment manager or adviser that has entered into a Sponsored Fund Transaction with the Company.

“Void Transfer” has the meaning set forth in Section 9.1(a).

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1. Capital Contributions.

(a) Operating Capital Contributions. Upon the determination by the Board that the Company requires additional capital other than any SF Seed Capital or SF Working Capital, the Members shall contribute an amount equal to such additional capital requirement in proportion to their Percentage Interests (“Operating Capital Contributions”).

(b) SF Seed Capital Contributions. Upon the determination by the Board that the Company requires SF Seed Capital in respect of a Sponsored Fund, unless otherwise agreed, PIH shall contribute an amount to the Company equal to 100% of such SF Seed Capital requirement. To the extent that the Company is required to return any Returned Capital related to a Sponsored Fund pursuant to the governing documents of such Sponsored Fund or related Underlying Manager, each Member shall return such Returned Capital in the same proportions that they were distributed to such Member pursuant to Section 5.1(a).

(c) SF Working Capital Contributions. Upon the determination by the Board that the Company requires SF Working Capital in respect of a Sponsored Fund, unless otherwise agreed, PIH shall contribute an amount to the Company equal to 100% of such SF Working Capital requirement.

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(d) Underlying Manager Clawback Amounts. To the extent that the Members have received distributions of Revenue Share Proceeds pursuant to Section 5.1(b) that are attributable to a Sponsored Fund and the Company is obligated to return distributions, indirectly through an Underlying Manager, to such Sponsored Fund with respect to a clawback obligation or other liability (including any indemnification obligations in respect of such Sponsored Fund but not including any contribution obligations to fund investments or expenses (other than, for the avoidance of doubt, any such other liabilities) of such Sponsored Fund in connection with any SF Seed Capital Contribution requirements and, in each case, as required pursuant to the governing documentation of such Sponsored Fund) in excess of any reserves maintained therefor by the Company pursuant to Section 5.4, the Members shall contribute to the Company an amount equal to 100% of the amount required to be returned to such Sponsored Fund, but only in proportion to the amount of distributions with respect to such Sponsored Fund previously received by such Members (i.e., severally, not jointly); provided, that no Member shall be obligated to contribute an amount in excess of the aggregate amount of such distributions with respect to such Sponsored Fund previously received by such Member (less any Presumed Tax Liability with respect to such distributions and less any amounts previously contributed by such Member with respect to such Sponsored Fund pursuant to this Section 3.1(d)).

(e) Capital Contributions shall be made from time to time no later than 12:00 noon (New York time) on the fifth Business Day following written notice from the Company (a “Capital Call Notice”) of the amounts to be contributed by each Member and the general purposes to which such contributions will be applied.

(f) Except as specified in Section 3.1, no Member shall at any time be required, and no Member shall have any right, to make any additional Capital Contributions, except as may be required by law or as otherwise specified in this Agreement.

Section 3.2. No Interest Paid on Capital Contribution(s). No Member shall be entitled to interest on or with respect to such Member’s Capital Contribution(s).

Section 3.3. Withdrawal and Return of Capital Contribution(s). Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member’s Capital Contribution(s) or to receive any distributions from the Company.

Section 3.4. Form of Capital Contributions. All Capital Contributions shall be made in immediately available funds in U.S. dollars.

ARTICLE IV

ALLOCATIONS

Section 4.1. Allocation of Net Income and Net Loss. The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes. Except as provided in Section 4.2, the Company’s Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Accounting Period shall be allocated as follows:

(a) Capital Income (Loss). Capital Income or Capital Loss, as the case may be, and each related item of income, gain, loss and deduction, for each Accounting Period that is attributable to any Sponsored Fund shall be allocated to the Members in proportion to their respective SF Seed Capital Contributions with respect to such Sponsored Fund at the beginning of such Accounting Period.

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(b) Other Net Income and Net Loss. Net Income or Net Loss, as the case may be, and each related item of income, gain, loss and deduction (not including any Capital Income or Capital Loss or any items of income, gain, loss and deduction related thereto), for any Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation as increased by the amount of such Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), is, as nearly as possible, equal (proportionately) to the amount of distributions that would be made to such Member during such Fiscal Year pursuant to Section 5.1, if at the end of such Fiscal Year (i) the Company were dissolved and terminated, (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value, (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and (iv) the net assets of the Company were distributed in accordance with Section 5.1 to the Members immediately after giving effect to such allocation. The Tax Matters Partner may, in its reasonable discretion, make such other assumptions as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

Section 4.2. Other Allocation Provisions.

(a) The allocations set forth in this Agreement are intended to comply with Code sections 704(b) and 704(c) and the Regulations promulgated thereunder. If the Tax Matters Partner in its reasonable discretion determines that any allocations of items of Company income, gain, loss, deduction, and credit pursuant to this Agreement do not satisfy the requirements of such provisions (including the non-recourse deductions requirement of the Regulation §1.704-2(i), the minimum gain chargeback requirement of Regulation §1.704-2(f), and the qualified income offset requirement of Regulation §1.704-1(b)(ii)(d)), then notwithstanding anything to the contrary contained in this Agreement, such items of income, gain, loss, deduction or credit shall be allocated in such manner as the Tax Matters Partner reasonably determines to be required by such provisions. To the extent that the Tax Matters Partner reasonably determines that it would be permissible under Code sections 704(b) and (c) and the Regulations thereunder to make allocations in a subsequent year to offset the effects of the allocations in the preceding sentence, the Tax Matters Partner shall be permitted to do so. If a Member unexpectedly receives any adjustments, allocations or distributions described in Regulation §1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has a Capital Account deficit, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.

(b) Except to the extent otherwise required by the Code and Regulations, if an Interest or part thereof is Transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Tax Matters Partner within 30 days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

Section 4.3. Allocations for Income Tax Purposes. The income, gains, losses, deductions and credits of the Company for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items included in the computation of Net Income and Net Loss were allocated pursuant to Sections 4.1 and 4.2; provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company’s books at a value other than its tax basis shall be allocated in accordance with the requirements of Code section 704(c) and Regulation § 1.704-3. Notwithstanding the foregoing, the Tax Matters Partner in its reasonable discretion shall make such allocations solely for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members, within the meaning of the Code and Regulations.

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Section 4.4. Withholding. To the extent that the Company is required to withhold and pay over any amounts to any governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution to that Member. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction and not against the Company (unless the Company has not yet paid such amounts over to such jurisdiction). If any amount required to be withheld was not, in fact, actually withheld from one or more distributions, the Company may (i) require such Member to reimburse the Company for the corresponding withholding payments made by the Company or (ii) reduce any subsequent distributions to such Member by the amount of such withholding payments, in each case plus reasonable interest. Each Member agrees to furnish the Company with such documentation as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations. Each Member will indemnify the Tax Matters Partner and the Company against any losses and liabilities (including interest and penalties) related to any withholding obligations with respect to allocations or distributions made to such Member by the Company. At the request of any Member, the Company will use commercially reasonable efforts to take such action as is requested to minimize the amount that the Company is required to withhold with respect to such Member; provided, that the foregoing shall not be deemed to prohibit the Company from making distributions.

ARTICLE V

DISTRIBUTIONS

Section 5.1. Distributions Generally. Subject to Sections 5.2, 5.3 and 5.4, the Company shall make distributions to the Members at such times and in such amounts as the Board shall determine, in its sole discretion, as follows:

(a) Returned Capital. Returned Capital attributable to any Sponsored Fund shall be distributed to the Members in proportion to their respective SF Seed Capital Contributions with respect to such Sponsored Fund.

(b) Revenue Share Proceeds. Revenue Share Proceeds with respect to any Underlying Manager and the related Sponsored Fund Transaction shall be distributed to the Members as follows:

(i) first, 100% to each Member in proportion to its Operating Capital Contributions until such Member has received pursuant to this Section 5.1(b)(i) cumulative distributions (taking into account all prior distributions made or deemed made to such Member pursuant to this clause (i)) equal to its aggregate Operating Capital Contributions;

(ii) second, 100% to each Member in proportion to its SF Working Capital Contributions with respect to such Underlying Manager and Sponsored Fund Transaction until such Member has received pursuant to this Section 5.1(b)(ii) cumulative distributions (taking into account all prior distributions made or deemed made to such Member pursuant to this clause (ii)) equal to its aggregate SF Working Capital Contributions;

(iii) third, 100% to each Member until it has received, without duplication, distributions pursuant to this Section 5.1(b)(iii) equal to a five percent (5%) per annum cumulative return, compounded annually on the weighted daily average of the unreturned amounts set forth in clause (ii) above; and

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(iv) thereafter, to the Members in proportion to their Percentage Interests.

In the event that distributions are made in kind, each Member shall receive its pro rata share of such distribution in kind, and such distribution shall be based on the amount such Member would have received if the asset being distributed were liquidated for its Distribution Value, unless otherwise agreed between the Board and such Member.

Section 5.2. Tax Distributions. Subject to the limitations on distributions set forth herein (including Sections 5.3 and 5.4), the Company shall, to the extent of available cash, make tax distributions (“Tax Distributions”) to each Member with respect to each Fiscal Year, in an aggregate amount equal to the sum of:

(a) the excess of (i) the aggregate Presumed Tax Liability of such Member for such Fiscal Year attributable to Capital Income allocated to such Member over (ii) the aggregate amount of distributions of Returned Capital to such Member during such Fiscal Year (not including any Tax Distribution with respect to a prior Fiscal Year); and

(b) the excess of (i) the aggregate Presumed Tax Liability of such Member for such Fiscal Year attributable to Net Income (other than Capital Income) allocated to such Member over (ii) the aggregate amount of Revenue Share Proceeds distributed to such Member during such Fiscal Year (not including any Tax Distribution with respect to a prior Fiscal Year).

Any distributions pursuant to clause (a) shall be deemed to be advances of distributions to be made pursuant to Section 5.1(a) and any distributions pursuant to clause (b) shall be deemed to be advances of distributions to be made pursuant to Section 5.1(b).

Section 5.3. Limitations on Distributions.

(a) Notwithstanding anything herein to the contrary:

(i) no distribution shall be made that would violate the Act or other applicable law; and

(ii) no distribution shall be made that would violate the terms of any agreement or any other instrument to which the Company is a party.

(b) The Company shall make all such distributions as soon as such distributions are no longer prohibited by Section 5.3(a).

Section 5.4. Reserves. The Board may cause the Company to establish such reserves as the Board deems reasonably necessary for any contingent or unforeseen Company liabilities (including any “clawback” obligation of the Company to recontribute profits previously distributed from an Underlying Manager). For the avoidance of doubt, any reserves shall be applied on a pro rata basis among the Members based on the amounts otherwise distributable to them. At the expiration of such period as shall be deemed advisable by the Board, the balance remaining in any reserve account(s) shall be distributed to the Members who, in the reasonable determination of the Board, would have received such amounts had they not been reserved in the first instance.

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ARTICLE VI

BOOKS OF ACCOUNT, RECORDS

AND REPORTS; FISCAL YEAR

Section 6.1. Books and Records. The Company shall keep proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business as are customarily entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in accordance with generally accepted accounting principles in the United States (or such other method as may be approved by the Board). The Company books and records shall at all times be maintained at the principal office of the Company and shall be open during reasonable business hours to the inspection and examination of the Members or their duly authorized representatives for any proper purpose relating to their status as Members at the sole cost and expense of the inspecting or examining Member and upon reasonably advance notice. The Company shall maintain at its principal office and make available to the Members or their duly authorized representatives a list of the names and addresses of all Members.

Section 6.2. Reports. The Company shall send to each Person who was a Member at any time during each Fiscal Year as soon as reasonably practicable following the end of such Fiscal Year a report setting forth in sufficient detail such information as shall enable such Person to prepare its federal income tax returns in accordance with the applicable laws, rules and regulations then prevailing.

Section 6.3. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided that the first Fiscal Year began on the date that the Certificate was filed with the Secretary of State of the State of Delaware, and the last Fiscal Year shall end on the date on which the Company is terminated.

ARTICLE VII

POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1. Limitations. Except as expressly required by the Act or as expressly provided in this Agreement, the Members shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, or otherwise vote on any matter affecting the Company or its business, said powers being vested solely and exclusively in the Board and the Persons, if any, to whom the Board delegates such powers in accordance with the provisions of this Agreement.

Section 7.2. Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any liabilities of the Company except to the extent of the balance of its Capital Account.

Section 7.3. Priority. Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member as to Company property, allocations or distributions.

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ARTICLE VIII

POWERS, RIGHTS AND DUTIES OF THE BOARD

Section 8.1. Authority. Subject to the limitations provided in this Agreement and except as specifically contemplated by this Agreement, the Board shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Except as otherwise specifically provided herein, the Board shall have all rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement. Each Person that is appointed as a Manager is hereby designated as a “manager” of the Company for purposes of the Act. Any action taken by the Board collectively in accordance with this Article VIII shall constitute the act of and serve to bind the Company. Except as set forth herein or unless expressly authorized by the Board pursuant to Section 8.3, no action taken by any Manager individually shall constitute the act of or serve to bind the Company. In dealing with the Board acting on behalf of the Company, no Person shall be required to inquire into the authority of such Board to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board as set forth in this Agreement.

Section 8.2. Appointment and Term of Managers. The Board shall consist of four Managers. FGI and PIH shall each have the right to appoint two of the four Managers (the “Managers”). The Board shall from time to time by majority vote elect one or more Chairmen of the Board (each, a “Chairman of the Board”) who shall preside at all meetings of the Board and shall have such other powers and duties as may be delegated to him or her by the Board. Each Manager shall hold office from the time of his, her or its appointment until his, her or its resignation or removal. Any Member appointing a Manager may at any time with or without cause remove any Manager appointed by it and may appoint a successor Manager by written notice to the other Member. Any Manager may resign at any time upon written notice to the Company. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Managers may receive compensation for services to the Company in their capacities as Managers or otherwise in such manner and in such amounts as may be fixed from time to time by the unanimous approval of the Members. Managers shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred in connection with attending any meeting of the Board.

Section 8.3. Meetings; Quorum; Voting.

(a) Meetings of the Board, regular or special, may be held at any place within or without the State of Delaware. Managers may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. The Board may fix times and places for regular meetings of the Board and no notice of such meetings need be given. A special meeting of the Board shall be held whenever called by any Manager then in office, at such time and place as shall be specified in the notice or waiver thereof. Notice of each special meeting and the purpose thereof shall be given by the person calling the meeting to each Manager personally or by faxing and telephoning the same not later than three Business Days before the meeting.

(b) Managers having the ability to approve a certain action pursuant to the voting requirements of Section 8.3(c) shall constitute a quorum of the Board for the purposes of taking such action. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if Managers having the ability to approve a certain action pursuant to the voting requirements of Section 8.3(c) to take such action on behalf of the Company consent thereto in writing; provided that any request for such a written consent is simultaneously delivered to all Managers.

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(c) Except as otherwise expressly provided by this Agreement, any proposed vote, consent or action by the Board shall require the favorable vote, consent or approval of a majority of the Managers.

(d) Each Manager entitled to vote at a meeting of the Board may authorize another person or persons to act for him or her by proxy. Each proxy shall be signed by the Manager giving such proxy.

Section 8.4. Officers, Agents and Employees; Committees of the Board.

(a) Appointment and Term of Office. The Board may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Board. Except as may otherwise be prescribed by the Board in a particular case, all such officers, agents and employees shall hold their offices at the pleasure of the Board for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer, agent or employee of the Company pursuant to authorization of the Board shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers, agents or employees set forth in the authorization of the Board.

(b) Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Unless otherwise agreed, any officer, agent or employee of the Company may be removed by the Board with or without cause at any time.

(c) Committees of the Board. The Board may from time to time designate one or more committees, each committee to consist of one or more Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company and may take any action required or permitted to be taken by the Board under this Agreement; provided, that, unless otherwise set forth in a board resolution, the Managers on such committee would have the ability to cause the Board to take such action pursuant to the voting requirements of Section 8.3. Any such committee may adopt rules governing the method of calling and time and place of holding its meetings. Managers that are not members of a specific committee of the Board shall have the right to attend meetings of such committee but will have no right to vote on any matter presented at any such meeting. Any or all members of any such committee may be removed, with or without cause, by resolution of the Board.

Section 8.5. Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

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Section 8.6. Other Activities; Transactions with Affiliates.

(a) None of the Members, Managers or any of their respective Affiliates shall be required to manage the Company as its, his or her sole and exclusive function. Except as set forth in Section 8.6(b), nothing contained in this Agreement shall be deemed to preclude any Member or Manager or any shareholder, Affiliate, officer, director, member, employee or agent of any Member or Manager from engaging in or pursuing, directly or indirectly, any interest in other business ventures of every kind, nature or description, independently or with others, whether such ventures are competitive with the business of the Company or otherwise, and, without limiting the foregoing but subject to Section 8.6(b), each Member, Manager and any shareholder, Affiliate, officer, director, member, employee or agent of any Member or Manager shall be entitled to serve as the general partner (or the equivalent) of or manage any other partnership, company or account of any kind whether or not such other partnership, company or account engages in the same activities as the activities of the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the Company relationship created hereby in or to other ventures or activities of the other Members or to the income or proceeds derived therefrom.

(b) Neither FGI nor any of its Affiliates shall participate in a transaction that would otherwise constitute a Sponsored Fund Transaction (an “Opportunity”) other than through the Company, unless FGI has first presented the Opportunity to the Company and either the Board or PIH has rejected the Opportunity. Notwithstanding the foregoing, if the Opportunity requires in excess of $5 million in SF Seed Capital, FGI may offer amounts in excess of $5 million to a third party (including Affiliates or beneficial owners of FGI); provided, that the terms offered to such third party are no more favorable than the terms offered to the Company, unless the third party invests more capital in the Opportunity than the Company.

(c) Nothing in this Agreement shall preclude the Company from contracting for the performance of services by or purchasing or leasing any property from any Member or any Affiliate of a Member, provided that either (i) the transaction has been approved by the Members and the compensation, price or rental therefor is competitive with the compensation, price or rental paid to other Persons in the area engaged in the business of rendering comparable services or selling or leasing comparable property that could reasonably be made available to the Company or (ii) the transaction is contemplated by this Agreement. Nothing herein contained shall be construed as a guarantee by any such Member of the performance by any such Affiliate of its obligations under any contract between any such Affiliate and the Company. Subject to the provisions of this Section 8.6 and Section 8.7, any Member and any Affiliate of a Member may be employed or retained by the Company in any capacity. Except as provided in this Section 8.6 and in Section 8.7, the validity of any transaction, agreement or payment involving the Company and any Member or any Affiliate of a Member otherwise permitted by this Agreement shall not be affected by reason of the relationship between any Member and such Affiliate or the approval of such transaction, agreement or payment by the Members.

(d) It is acknowledged and understood that FGI is a registered investment adviser engaged in the business of managing private investment funds and that affiliates of FGI provide investment advisory and wealth management services to high net worth individuals, and as a result, that situations may arise in which the interests of the Company, on the one hand, may conflict with the interests of FGI and its Affiliates, on the other hand. No activity by FGI or any of its Affiliates in connection with managing private investment funds (including with respect to the allocation of investment opportunities) shall be considered a violation of any duty (including any fiduciary duty) that may be owed by FGI (or any of its designated Managers) to the Company or PIH. Without limiting the generality of the foregoing, it is understood and agreed that it is intended that (1) Underlying Managers will engage one or more Affiliates of FGI to provide trade execution and other fund management services and shall compensate such Affiliates of FGI in a manner approved by the Board (including a majority of the Managers appointed by PIH), (2) Underlying Managers may be “relying advisors” of FGI and (3) portfolio managers of Underlying Managers may be employees of an Affiliate of FGI. In connection with any conflict of interest (including any affiliate transaction) that is not contemplated by this Agreement and that involves a transaction between the Company or an Underlying Manager, on the one hand, and FGI or one of its Affiliates, on the other hand, FGI may consult the Board with respect to any such conflict of interest. Provided that FGI fully discloses all material facts related to such conflict, if the Board (including a majority of the Managers appointed by PIH) waives any such conflict of interest or prescribes standards or procedures with which FGI and/or its Affiliates comply, then neither FGI (or any of its designated Managers) shall have any liability to the Company or PIH for any actions giving rise to such conflict of interest.

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Section 8.7. Limits on the Power of the Board. Anything in this Agreement to the contrary notwithstanding, no action shall be taken by the Board, or by any Manager, officer, agent or employee of the Company, without the written consent or ratification of the specific act by all of the Members, which would cause or permit the Company to:

(a) enter into a Sponsored Fund Transaction, including agreeing to fund any SF Seed Capital and/or SF Working Capital requirements in connection therewith;

(b) start or acquire a new business (other than in connection with a Sponsored Fund Transaction approved in accordance Section 8.7(a));

(c) admit a new Member to the Company other than in accordance with Article IX or require any Operating Capital Contributions by the Members;

(d) remove any Member from the Company;

(e) make any fundamental corporate changes to the Company’s structure (including any recapitalization or other restructuring thereof);

(f) merge or consolidate with or into, or sell substantially all of its assets to, any other Person.

(g) commence (or agree to settle) any legal action on behalf of the Company;

(h) modify the accounting procedures or internal controls of the Company;

(i) change the tax classification of the Company for U.S. tax purposes;

(j) make any public statements about the Company;

(k) make any material changes to the scope or nature of the Company’s business;

(l) amend and restate any employment agreements or service contracts in respect of the Company;

(m) acquire another business;

(n) settle or compromise any audit or litigation relating to the Company’s tax matters;

(o) enter into any agreement that is or purports to be binding upon any Member;

(p) enter into any transactions or agreements with any Member or its Affiliates except as contemplated by this Agreement; and

(q) amend this Agreement in accordance with Section 13.1.

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Section 8.8. Tax Audits.

(a) For purposes of this Agreement, the “Tax Matters Partner” shall be PIH as long as it remains a Member. The Board shall have the authority to appoint a replacement or successor Tax Matters Partner. To the extent authorized or permitted under applicable law, the Tax Matters Partner (with the consent of the Board) shall represent the Company and each Member in connection with any audit or other tax proceeding relating to the Company’s affairs. The Tax Matters Partner shall notify the Members and keep them reasonably informed in the event of any material audit or tax proceeding. Each Member agrees to cooperate with the Tax Matters Partner and the Board and to do or refrain from doing any and all such things reasonably required by the Tax Matters Partner or the Board to conduct such proceedings

(b) For purposes of the Code provisions enacted under the Bipartisan Budget Act of 2015 (and any Regulations or administrative guidance promulgated thereunder), the Tax Matters Partner (with the consent of the Board) is hereby authorized to (i) allocate any audit adjustments or assessments among the Members (or former Members) as it reasonably determines to be appropriate and permitted under such provisions; and (ii) make (or cause to be made) any election available to the Company under such provisions, including to issue statements of adjustment (under Section 6226(a) of such provisions) reflecting such allocations to any person who was a Member during the taxable year under audit. Any imputed underpayment amount allocated to a Member (or former Member) as a result of such audit shall be treated as an amount deemed distributed to, and indemnifiable by, such Member, consistent with Section 4.4 hereof. The Tax Matters Partner shall act as the “Partnership Representative” for each taxable year of the Company in accordance with Code section 6223(a). The Partnership Representative shall have the sole authority to participate in any Federal income tax audit, or litigation stemming from an audit, of such taxable year. Subject to Section 8.7(n), actions taken and decisions made by the Partnership Representative (with the consent of the Board) shall be binding upon the Company and each Member. All reasonable expenses incurred by the Partnership Representative or the Board in connection with any tax audit, investigation, settlement or review shall be borne by the Company. The provisions of this Section 8.8(b) shall survive the termination of a Member’s Interest, this Agreement, and the Company, and shall remain binding on each Member for the period of time necessary to resolve with the Internal Revenue Service all income tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any.

Section 8.9. Exculpation. No Manager, Member, officer, agent or employee of the Company nor any of their respective Affiliates (other than the Company) shall be liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. No Manager, Member, officer, agent or employee of the Company shall be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash in respect of its Interest. No Manager, Member, officer, agent or employee of the Company nor any of their respective Affiliates shall be personally liable, responsible or accountable in damages or otherwise to the Company or any Member for any claims, demands, costs, liabilities and expenses, including amounts paid in satisfaction of judgments, awards, settlement, in compromise or as fines and penalties, and reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim incurred (“Losses”) as a result of any act or failure to act by such Person on behalf of the Company that such Person reasonably believed at the time was in the best interests of the Company unless there has been a determination by a final decision on the merits by a court or other body of competent jurisdiction that such Losses resulted from such Person’s bad faith, fraud, gross negligence, reckless disregard or willful misconduct.

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Section 8.10. Indemnification of the Members.

(a) The Company shall indemnify and hold harmless the Managers, the Members, their Affiliates and their respective members, partners, officers, directors, employees and agents (each, an “Indemnified Party”), from and against any Losses suffered or sustained by an Indemnified Party, by reason of any acts, omissions or alleged acts or omissions arising out of such Indemnified Party’s activities on behalf of the Company or in furtherance of the interests of the Company, except that the Company shall not be responsible under this Section 8.10(a) to an Indemnified Party for any Losses to the extent such Losses have been determined by a final decision on the merits by a court or other body of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, fraud, gross negligence, reckless disregard or willful misconduct. Notwithstanding the indemnification provided in this Section 8.10, the Company may, but shall not be obligated to, carry such liability insurance for its Managers and officers as the Board determines necessary or appropriate.

(b) Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, as incurred; provided that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances; and provided, further, such expenses shall be advanced by the Company only upon the execution and delivery by the Indemnified Party of a recourse promissory note, in a principal amount equal to the amount of the requested advance, to the Company, having a payment date of 10 Business Days following the final disposition of the action, suit or proceeding with respect to which such advance is being requested in order to secure the return following final disposition of the action, suit or proceeding with respect to which such advance is being requested, of any amount which represents an advance of expenses for which the Indemnified Party is not entitled to indemnification under this Section 8.10.

(c) No Indemnified Party shall be entitled to any punitive, consequential, special, or exemplary damages.

(d) All covered Losses shall be net of insurance recoveries from insurance policies of the Company to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Company in connection therewith, are distributed by the Company to an Indemnified Party.

Section 8.11. Expenses. The Company shall pay all expenses related to the operations of the Company. Each Member shall be entitled to reimbursement (without interest) for any such documented expenses paid by such Member for or on behalf of the Company.

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ARTICLE IX

TRANSFERS OF INTERESTS BY MEMBERS

Section 9.1. General.

(a) No Member may sell, assign, pledge or in any manner dispose of, or create, or suffer the creation of, a security interest in or any encumbrance on all or any portion of its Interest (any such act being referred to as a “Transfer,” any Person who effects a Transfer being referred to as a “Transferor” and any Person to which a Transfer is effected being referred to as a “Transferee”), without the prior written consent of the other Members, which consent may be given or withheld in the other Members’ sole discretion and may include such terms and conditions as the other Members may deem appropriate in its sole discretion; provided that a Member shall have the right to Transfer 100% of its Interest to an Affiliate thereof without the consent of any other Member. In connection with any Transfer, the Transferor shall deliver to the Company and the Board a fully executed copy of certain transfer documents relating to the Transfer, in form and substance satisfactory to the Board, executed by both the Transferor and the Transferee, and the agreement in writing of the Transferee to (i) be bound by any terms imposed upon such Transfer by the other Members and by the terms of this Agreement; and (ii) assume all obligations of the Transferor under this Agreement relating to the Interest that is the subject of such Transfer. No Transfer of an Interest shall be effective until such date as all requirements of this Article IX in respect thereof have been satisfied. Any Transfer or purported Transfer not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable to a Member pursuant to Article V, in respect of a direct or indirect interest in the Company that has been Transferred in violation of this Section 9.1(a), may be withheld by the Company following the occurrence of a Void Transfer until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest to the Member that initially made such Void Transfer.

(b) A Transferee shall be admitted to the Company as a substituted Member upon the request of the Transferor and the approval of the Board. Unless a Transferee is admitted as a substituted Member pursuant to this Section 9.1(b), such Transferee shall have none of the powers of a Member hereunder and shall only have such rights of an assignee under the Act as are consistent with the other terms and provisions of this Agreement.

(c) Upon the Transfer of the entire Interest of a Member and effective upon the admission of such Member’s Transferee(s) to the Company pursuant to Section 9.1(b) above, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d) The Company shall reflect each Transfer and admission authorized under this Article IX in the books and records of the Company, including Schedule A hereto.

(e) Notwithstanding anything in this Agreement to the contrary, no Member may Transfer an Interest if such Transfer would (i) violate or cause the Company to violate any applicable Federal or state securities law, rule or regulation (or conflict with any applicable exemption from registration under such securities law), (ii) cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (iii) cause the Company to fail to qualify for the safe harbor from “publicly traded partnership” status set forth in Regulations §1.7704-1(h) or (iv) require the Company to register as an investment company under the Investment Company Act of 1940, as amended. Any such purported Transfer shall be null and void and of no force or effect whatsoever.

Section 9.2. Consequences of Transfers Generally.

(a) In the event of any Transfer permitted under this Article IX, the Transferor and the Interest that is the subject of such Transfer shall remain subject to all of the terms and provisions of this Agreement, and the Transferee shall hold such Interest subject to all unperformed obligations of the Transferor and shall agree in writing to the foregoing if requested to do so by the Board. Any successor or Transferee hereunder shall be subject to and bound by all the terms and provisions of this Agreement as if a Member originally a party to this Agreement.

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(b) Unless a Transferee becomes a substituted Member, such Transferee shall have no right to obtain or require any information concerning, or any account of, Company transactions, or to inspect the Company’s books, or to vote on Company matters. Such a Transfer shall entitle the Transferee only to receive the share of distributions, income and losses to which the transferring Member otherwise would be entitled. Each Member agrees that such Member will, upon request of the Board, execute such certificates or other documents and perform such other acts as the Board may deem necessary or advisable after a Transfer of all or a part of that Member’s Interest (whether or not the Transferee becomes a substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(c) Neither the Transfer of an Interest nor the admission of a substituted Member shall be cause for dissolution of the Company.

Section 9.3. Transferee to Succeed to Transferor’s Capital Account. Any Transferee pursuant to the provisions of this Article IX shall succeed to the Capital Account (or portion thereof) so Transferred to such Person.

Section 9.4. Right of First Refusal. In the event that any Member intends to Transfer all or a portion of its Interests to a third party pursuant to Section 9.1, except for Transfers to such Member’s Affiliates, such Member shall, subject to any additional notice period as may be required by the following sentence, first provide the Board with thirty (30) days’ written notice setting forth the terms and conditions of such Transfer prior to making such offer. During such thirty (30) day period, such Member shall provide the other Members with thirty (30) days’ written notice prior to making the Transfer (the “ROFR Notice”). During such thirty (30) day period (the “ROFR Period”), such Members shall have the exclusive right to negotiate the sale or transfer of all or any portion such Interests for their own account. If such sale or transfer of Interests is not agreed within the ROFR Period, such Member may then offer and sell such Interests to a third party. Within two (2) days after the expiration of the ROFR Period, the selling Member shall provide a notice to the Company and each Member setting forth the final proposed amount of Interests to be sold to a third party after the exercise of rights by the Members pursuant to this Section 9.4.

Section 9.5. Additional Filings. Upon acceptance of a Transferee for admission as a substituted Member under Section 9.1(b), the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement, if necessary) as are required to accomplish such admission.

ARTICLE X

WITHDRAWAL OF MEMBERS; TERMINATION OF THE COMPANY;

LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 10.1. Withdrawal or Removal of Members. Subject to the provisions of Article IX, no Member shall at any time retire or withdraw from the Company. Any Member retiring or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any other Member arising out of or resulting from such retirement or withdrawal. No transfer of all or a portion of a Member’s interest in accordance with Article IX shall constitute a retirement or withdrawal within the meaning of this Section 10.1.

Section 10.2. Dissolution of the Company.

(a) Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company. The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i) the bankruptcy or dissolution of either Member;

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(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) the determination to do so by either Member following 180 days’ prior written notice given to the other Member.

(b) In the event of the dissolution of the Company, a liquidating agent or committee appointed by the Board (the “Liquidator”), shall commence to wind up the affairs of the Company and to liquidate the Company’s assets. The Members shall continue to share all income, losses and distributions of the Company during the period of liquidation in accordance with Articles IV and V. The Liquidator shall have full right and discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant markets and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Board would have with respect to such assets and liabilities during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents that the Liquidator considers to be necessary or advisable in order to effectuate the liquidation and termination of the Company and the transfer of any assets belonging to the Company.

(d) Notwithstanding the foregoing, if the Liquidator is not a Member, it shall not be deemed a Member and shall not have any of the interests in the Company of a Member; and the Liquidator shall be compensated by the Company for its services to the Company at normal, customary and competitive rates.

Section 10.3. Distribution in Liquidation.

(a) The Liquidator shall, as soon as practicable following an event giving rise to the dissolution, winding up and termination of the Company, wind up the affairs of the Company and sell and/or distribute the assets of the Company. The assets of the Company shall be applied in the following order of priority:

(i) first, to pay the costs and expenses of the dissolution, winding up and termination of the Company;

(ii) second, to creditors of the Company (other than any Members in their capacity as Members but including any liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) in the order of priority provided by law;

(iii) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that all or part of the balance of such reserves shall be distributed as hereinafter provided from time to time as the Liquidator may deem appropriate in view of the satisfaction, elimination or reduction of such contingencies and obligations and the reserves deemed prudent by the Liquidator to cover unforeseen liabilities;

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(iv) fourth, to the Members for loans, if any, made by them to the Company; and

(v) fifth, to the Members in accordance with Section 5.1.

(b) If the Liquidator determines that Company assets other than cash are to be distributed, then the fair value of such assets shall be determined. Any such assets shall be retained or distributed by the Liquidator as follows:

(i) The Liquidator shall retain assets belonging to the Company having a value (net of any associated liabilities) equal to the amount by which the net proceeds of the Company’s assets are insufficient to satisfy the requirements of paragraphs (i), (ii), (iii) and (iv) of Section 10.3(a); and

(i) The remaining assets belonging to the Company shall be distributed to the Members in the manner specified in paragraph (v) of Section 10.3(a).

The Liquidator shall distribute to each Member its allocable share of each asset belonging to the Company that is distributed in kind unless all Members otherwise agree. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.1. Final Statement of Assets and Liabilities. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement, audited by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and the distributions due or made to each Member’s from the Company pursuant to Section 10.3.

Section 10.2. No Deficit Restoration Obligation. Notwithstanding any other provision of this Agreement to the contrary, no Member shall have any liability to restore any deficit in its Capital Account, whether upon liquidation of the Company or otherwise. In addition, no allocation to any Member of any loss shall create any asset of or obligation to the Company, even if such allocation creates or increases a deficit in such Member’s Capital Account; and no Member shall be obligated to pay the amount of any such deficit to or for the account of the Company or any creditor of the Company. The obligations of any Member to make Capital Contributions pursuant to Article III are for the exclusive benefit of the Company and not of any creditor of the Company.

Section 10.3. Termination of the Company. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets of the Company shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a certificate of cancellation of the Company.

ARTICLE XI

ADMISSION OF ADDITIONAL MEMBERS

Section 11.1. Admission of Additional Members. One or more Persons may be admitted as additional Members (each, an “Additional Member”), upon such terms as the Board shall determine in its sole discretion, only with the prior written approval of all of the Members. Each Additional Member shall execute such documentation as may be requested by the Board pursuant to which such Additional Member agrees to be bound by the terms and provisions of this Agreement. The Company shall reflect each admission authorized under this Article XI by preparing an amendment to this Agreement, including Schedule A, dated as of the date of such admission to reflect such admission.

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ARTICLE XII

NOTICES AND VOTING

Section 12.1. Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, Federal Express or a similarly reputable overnight courier service or other electronic means to the address set forth on Schedule A hereto for the Member receiving such notice, demand or request, but any Member may designate a different address by a notice similarly given to the Company and each other Member. Any such notice or communication shall be deemed given: (a) when delivered by hand, if delivered on a Business Day; (b) the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; (c) four Business Days after being deposited in the United States mail by certified mail; (d) on the next Business Day after being deposited for next day delivery with Federal Express or by a similar reputable overnight courier service; (e) when receipt is confirmed, if faxed or delivered by other electronic means on a Business Day; and (f) the next Business Day after the day on which receipt is confirmed, if faxed or delivered by other electronic means on a day that is not a Business Day.

Section 12.2. Voting. Any action requiring the affirmative vote of the Members under this Agreement may, unless otherwise specified herein, be taken by vote at a meeting or, in lieu thereof, by written consent of the Members holding the required Percentage Interests for such affirmative vote.

ARTICLE XIII

AMENDMENT OF AGREEMENT

Section 13.1. Amendments. No amendments may be made to this Agreement except in writing executed by all of the Members.

Section 13.2. Amendment of Certificate. In the event that this Agreement is amended pursuant to this Article XIII, the Company shall, to the extent that the Board deems necessary or advisable, amend the Certificate to reflect any such change.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement among the Members with respect to the subject matter hereof. The foregoing supersede any prior agreements or understandings among the Members with respect to the subject matter hereof, and the foregoing may not be modified or amended in any manner other than as set forth herein.

Section 14.2. Applicable Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware, without regard to the conflicts of law provisions thereof.

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Section 14.3. Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Persons indemnified hereunder and their legal representatives, successors and permitted assigns.

Section 14.4. Survival. The indemnity and dispute resolution provisions hereof shall survive the termination of this Agreement and the dissolution of the Company, as shall the obligation to settle accounts hereunder.

Section 14.5. Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in any of the masculine, feminine or neuter shall include the masculine, feminine and neuter.

Section 14.6. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 14.7. Partial Enforceability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 14.8. Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 14.9. Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any Person.

Section 14.10. Waiver of Partition. The Members hereby agree that the Company’s assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights that such Member might otherwise have to maintain any action for the partition of any of such assets.

Section 14.11. Submission to Jurisdiction.

(a) Each of the Members hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware and each of the Members hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Member hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Member, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Member. Each Member irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member, at its address for notices set forth in Section 12.1; such service to become effective ten (10) days after such mailing. Each Member hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Member to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Members.

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(b) Each of the Members hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Members hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 14.10 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(c) The Members agree that any judgment obtained by any Member or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Member (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(d) The Members agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Members may have.

Section 14.12. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 14.13. Force Majeure. No Member shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending Member. Such causes may include acts of God or of the public enemy, acts of the United States in its sovereign capacity, fires, floods, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

Section 14.14. Further Assurances. Each Member shall execute such additional documents and perform such further acts as may be reasonable and necessary to carry out the provisions of this Agreement.

Section 14.15. No Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Member who is a creditor and then only in its capacity as a Member) or other Person (other than a Member (and only in its capacity as a Member)) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. Moreover, notwithstanding anything contained in this Agreement, no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBERS:

FGI FUNDS MANAGEMENT, LLC

By:	/s/ Kyle Cerminara
Name:	Kyle Cerminara
Title:	Manager

1347 Property Insurance Holdings, Inc.

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	EVP, CFO & Secretary

[Signature Page to the Limited Liability Company Agreement of

Fundamental Global Asset Management, LLC]

Schedule A

Members; Percentage Interests

Member	Percentage Interests

FGI Funds Management, LLC 4201 Congress Street, Suite 140 Charlotte, North Carolina 28209	50%

1347 Property Insurance Holdings, Inc. 970 Lake Carillon Dr., Suite 314 Saint Petersburg, FL 33716	50%